Exhibit 99.1

              Subsidiaries:

               Seatron Limited                     --        (United Kingdom)
               Premier (United Kingdom) Limited    --        (United Kingdom)
               RMS Titanic (UK) Limited            --        (United Kingdom)
               RMS Titanic, Inc.                   --        (Florida)